                          ISCO, INC. RETIREMENT PLU$ PLAN

                      Financial Statements And Supplemental

                          Schedules For The Years Ended

                             July 31, 1997 and 1996

                        And Independent Auditors' Report

                         ISCO, INC. RETIREMENT PLU$ PLAN

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                        AND INDEPENDENT AUDITORS' REPORT


                                TABLE OF CONTENTS

                                                                       Page


FINANCIAL STATEMENTS:

  Independent Auditors' Report                                           40

  Statements of Net Assets Available for Benefits                        41

  Statements of Changes in Net Assets Available for Benefits             42

  Notes to Financial Statements                                          43



SUPPLEMENTAL SCHEDULES:

  Item 27a - Schedule of Assets Held for Investment
     Purposes - July 31, 1997                                            51

  Item 27d - Schedule of Reportable Transactions -
     Year Ended July 31, 1997                                            52


  Schedules not filed herein are omitted because of the absence of the conditions under which they are required.

                              INDEPENDENT AUDITORS' REPORT

Plan Committee
Isco, Inc. Retirement Plu$ Plan
Lincoln, Nebraska

We have audited the accompanying statements of net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 1997 and 1996 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held for investment purposes as of July 31, 1997, and (2) reportable transactions for the year ended July 31, 1997, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information by fund in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for the purpose of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of the individual funds. The supplemental schedules and supplemental information by fund is the responsibility of the Plan's management. Such supplemental schedules and supplemental information by fund have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP

Lincoln, Nebraska

September 26, 1997

                        ISCO, INC. RETIREMENT PLU$ PLAN
               STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                             (amounts in thousands)

                                                        July 31, 1997                               July 31, 1996
                                                  ---------------------------------------------------------------------------------
                                                  Supplemental Information                     Supplemental Information
                                                           by Fund                                      by Fund
                                                  ------------------------                     ------------------------
                                                  Employer      Participant                    Employer     Participant
                                                  Directed      Directed          Total        Directed     Directed          Total
                                                  --------      -----------       -----        --------     -----------       -----
Investments, at fair value as
      determined by quoted
      market prices (Note C):
    Money market funds                             $204           $  1,666       $ 1,870         $271       $  1,687        $ 1,958
    Mutual funds                                     --             17,612        17,612           --         12,706         12,706
    Bank collective funds                            --                303           303           --             --             --
    Isco, Inc. common stock fund                     --                503           503           --            643            643
Investments, at estimated fair value:
    Other investments                                41                 --            41           88             --             88
                                                  -----             ------       -------         ----       --------        -------
                                                    245             20,084        20,329          359         15,036         15,395

Participant loans                                    --                489           489           --            513            513
                                                  -----             ------       -------         ----       --------        -------
    Total investments                               245             20,573        20,818          359         15,549         15,908

Employer contributions
    receivable                                       --                112           112           --             97             97
Accrued income                                        1                 --             1            1             --              1
                                                  -----             ------       -------         ----       --------        -------

  Net assets available
    for benefits                                   $246            $20,685       $20,931         $360        $15,646        $16,006
                                                  =====            =======       =======         ====        =======        =======

The accompanying notes are an integral part of the financial statements

                        ISCO, INC. RETIREMENT PLU$ PLAN
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                             (amounts in thousands)

                                                        July 31, 1997                               July 31, 1996
                                                  ---------------------------------------------------------------------------------
                                                  Supplemental Information                     Supplemental Information
                                                           by Fund                                      by Fund
                                                  ------------------------                     ------------------------
                                                  Employer      Participant                    Employer     Participant
                                                  Directed      Directed          Total        Directed     Directed          Total
                                                  --------      -----------       -----        --------     -----------       -----
Investment income (Note C and G):
     Dividends, interest, and other income           $  34        $  1,329       $  1,363        $  34      $  1,168        $ 1,202
     Net realized and unrealized
     appreciation (depreciation) in fair
     value of investments                              (21)          4,153          4,132           (4)         (520)          (524)
                                                     -----          ------        -------         ----      --------        -------

Net investment income                                   13           5,482          5,495           30           648            678
                                                     -----          ------        -------         ----      --------        -------
Contributions:
     Employer annual profit sharing                     --             112            112           --            97             97
     Employer 401(k) matching                           --             138            138           --           148            148
     Participant                                        --             729            729           --           774            774
                                                     -----          ------        -------         ----      --------        -------
                                                        --             979            979           --         1,019          1,019
                                                     -----          ------        -------         ----      --------        -------
     Total additions                                    13           6,461          6,474           30         1,667          1,697
Benefits paid                                          (26)         (1,523)        (1,549)         (19)         (975)          (994)
Transfers                                             (101)            101             --           --            --             --
                                                     -----          ------        -------         ----      --------        -------
     Increase (decrease) in net assets
     available for benefits                           (114)          5,039          4,925           11           692            703

Net assets available for benefits:
     Beginning of year                                 360          15,646         16,006          349        14,954         15,303

     End of year                                      $246         $20,685        $20,931         $360       $15,646        $16,006
                                                     =====         =======        =======         ====       =======        =======

The accompanying notes are an integral part of the financial statements

                          ISCO, INC. RETIREMENT PLU$ PLAN
                           NOTES TO FINANCIAL STATEMENTS
                         Years ended July 31, 1997 and 1996
                (Columnar amounts in thousands, except share data)

A. DESCRIPTION OF PLAN

General--The following brief description of the Isco, Inc. Retirement Plu$ Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. The Plan was established, effective August 1, 1972, to provide retirement benefits for the employees of Isco, Inc. (the Company). The Plan was last amended effective August 1, 1995. Effective August 1, 1987, a 401(k) salary reduction option was incorporated into the Plan. Employees are eligible for participation after they have completed one year of service and are at least 21 years of age. A year of service is defined as the accumulation of 1,000 hours of credited service during a one-year period beginning on the employment date.

Participant contributions, employer 401(k) matching contributions, and employer annual profit sharing contributions, are invested at American Century Investments under the direction of the plan participants.

Contributions--Contributions to the Plan are provided from the following sources:

Employer Annual Profit Sharing Contribution (Participant Directed)--The Employer is required to contribute an amount equal to the lesser of 7% of the current net profit of the Company or the maximum amount allowed by the Internal Revenue Code. The contributed amount received by each participant is based on their percentage of total eligible compensation.

Participant Contributions (Participant Directed)--Plan participants may elect to reduce their compensation by a maximum of 12%, subject to IRS limitations. The Employer then contributes the amount of reduction in compensation to the Plan on behalf of each participant.

Employer 401(k) Matching Contribution (Participant Directed)--The Employer is required to match 20% of the contribution made on behalf of each participant electing salary reductions up to a maximum of 10% of the participant's eligible compensation.

Participant Accounts--Each participant's account is credited with the participant's contribution, the Company's matching contribution and the allocated portion of: the Company's annual contribution and the forfeited portion of terminated participants' non-vested accounts. Any 401(k) forfeitures are allocated, based on a participant's contributions to the 401(k) plan during the year. The Company's annual contribution and forfeitures are allocated to each participant's account based on the percentage of the participant's eligible compensation for the plan year to the total compensation of all eligible participants for the plan year. Earnings are credited directly to each investment option in which the participant had an investment on the record date of the dividend or interest distribution.

Use of Estimates--The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Vesting--Participant contributions (i.e. employee salary reduction amounts) and participant rollover contributions are immediately fully vested and nonforfeitable. Employer profit sharing contributions and the Employer 401(k) matching contributions vest 20% upon completion of three years of credited service, increasing 20% per year until fully vested upon completion of seven years of credited service.

Payment of Benefits--On termination of service due to death, disability or retirement, a participant with a vested balance greater than $3,500 may elect to receive either a lump sum equal to the participant's vested interest in his or her account, or monthly installments. A participant with a vested balance less than $3,500 is entitled to receive a lump sum payment equal to the participant's vested account balance.

Plan participants are eligible for normal retirement at age 65 but may elect to retire at a later date. Upon attainment of 65 years of age, death, or determination of disability, a participant becomes 100% vested regardless of the number of credited years of service completed.

Plan Expenses--As an additional benefit to the participants, the Employer, without reimbursement, pays for all costs, except for loan origination and loan maintenance fees, required to administer the Plan. These costs are not reflected in the financial statements.

Employer Directed--Employer directed funds are invested in the Restricted Fund, which is managed by the employer. Assets in the Restricted Fund at July 31, 1997 include: Balcor Pension Investors II and III, Benham Stable Value Government Fund, and Chase Manhattan Bank Pooled Investment. Transfers from the Restricted Fund to the Unrestricted Fund are directed by the Plan Committee.

Investment Options:

Participant Directed--Participant directed contributions may be invested in one or more of thirteen funds. A brief summary description of each investment option follows:

Benham Stable Value Government Fund--A fund which seeks to provide current income while maintaining a stable share price. It is managed by SEI Trust Co. In 1996, the name of this fund was Bankers Trust Stable Value Government Trust Fund.

Benham Premium Bond Fund--A fund which seeks a high level of income from a portfolio of longer-term bonds and other debt obligations. The fund pays a reduced management fee. In 1996, the name of this fund was Twentieth Century Premium Managed Bond Fund.

American Century Balanced Fund--A fund which seeks capital growth and current income by investing in equity securities with prospects for growth and in investment grade bonds and other fixed income securities. In 1996, the name of this fund was Twentieth Century Balanced Investors Fund.

Twentieth Century Select Fund--A fund comprised primarily of income-producing equity securities of larger companies possessing potential for appreciation. In 1996, the name of this fund was Twentieth Century Select Investors Fund.

Twentieth Century Ultra Fund--A fund comprised primarily of equity securities of medium and smaller companies with the potential for appreciation. In 1996, the name of this fund was Twentieth Century Ultra Investors Fund.

Twentieth Century International Growth Fund--A fund which seeks capital growth by investing primarily in an internationally diversified portfolio of common stocks. In 1996, the name of this fund was Twentieth Century International Equity Fund.

Barclays Equity Index Fund--A fund invested primarily in stocks of a broad array of established U.S. Companies. It invests to match the performance of the S&P 500 Index by investing in most of the same companies. Assets in the fund consist of Barclays U.S. Tactical Asset Allocation Fund J.

American Century Strategic Allocation: Conservative--A fund seeking to provide regular income through its emphasis on bonds and money market securities combined with the potential for moderate long-term return as the result of its stake in equity securities.

American Century Strategic Allocation: Moderate--A fund emphasizing in equity securities but maintaining a sizable stake in bonds and money market securities.

American Century Strategic Allocation: Aggressive--A fund emphasizing in equity securities, but maintaining a portion of its assets in bonds and money market securities.

American Century Value Fund--A fund investing primarily in equity securities of well established companies with intermediate to large market capitalizations that are believed by fund management to be undervalued at the time of purchase.

Twentieth Century Vista Fund--A fund investing primarily in medium sized and smaller companies with above average prospects for appreciation.

Isco, Inc. Common Stock Fund--A fund invested primarily in Isco, Inc. common stock. Isco, Inc. is a party-in-interest and sponsor of the Plan.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting--The financial statements of the Plan are prepared under the accrued method of accounting.

Investment Valuation and Income Recognition--Investments are stated at fair value. Fair value of marketable securities is determined by reference to the closing quoted price by the exchange on which the security is listed or the closing net asset value as reported by the mutual fund. Participant loans are stated at their outstanding principal balance. The amounts shown, in Note C, for securities that do not have a quoted market price represent fair value estimated by an independent third party.

Investment transactions are recognized on a settlement date basis. The net realized and unrealized appreciation (depreciation) of investments is recognized in the statements of changes in net assets available for benefits. The fair value at the beginning of the plan year, or the purchased cost if acquired during the year, is used in determining realized and unrealized gains and losses on the sale of each investment.

Payment of Benefits--The Plan's policy is to record benefit payments upon distribution to the participants. Benefits payable to retired and terminated participants were $35,614 and $830,202 at July 31, 1997 and 1996, respectively.

Contributions--Employer profit sharing contributions are computed as of the end of the Employer's fiscal year and are recorded by the Plan in the corresponding period, but allocated to participants' accounts in the plan quarter in which the profit sharing contribution is made to the Plan. Participant contributions are recorded in the period in which the bi-weekly payroll deductions are made. The Employer 401(k) matching contributions are also recorded in the period that the payroll deductions are made.

C. INVESTMENTS

The following schedules present the fair values of investments.



                                    July 31, 1997
______________________________________________________________________________
                                                 Number of
                                                  Shares/            Fair
                                                   Units             Value
                                                 ----------        ---------
Investments at fair value as determined
     by quoted market price:
Money Market:
   Benham Stable Value Government Fund           1,819,342         $ 1,819
   Chase Manahattan Bank Pooled Investment          50,767              51

Mutual Funds:
   Twentieth Century International Growth Fund     144,894           1,459
   Twentieth Century Ultra Fund                    134,306           4,874
   Twentieth Century Select Fund                   129,518           6,550
   American Century Balanced Fund                  135,438           2,693
   Benham Premium Bond Fund                         69,283             703
   American Century Value Fund                      73,929             580
   Twentieth Century Vista Fund                     25,255             372
   American Century Strategic Allocation:
      Conservative                                   9,340              52
   American Century Strategic Allocation:
      Moderate                                      34,308             204
   American Century Strategic Allocation:
      Aggressive                                    19,795             125

Other Investments:
   Isco, Inc. Common Stock Fund                     61,910             503

Bank Collective Funds:
   Barclays Equity Index Fund                       13,590             303

Investments at estimated fair value:
   Balcor Pension Investors II                         101             14
   Balcor Pension Investors III                        202             27
                                                                  -------
      Total Investments at Fair Value                             $20,329
                                                                  =======

                                  July 31, 1996
______________________________________________________________________________
                                                        Number of
                                                          Shares/        Fair
                                                           Units         Value
                                                        ---------        -----
Investments at fair value as determined
      by quoted market price:
   Money Market:
      Benham Stable Value Government Fund               1,945,541      $ 1,946
      Chase Manhattan Bank Pooled Investment               12,036           12

   Mutual Funds:
      Twentieth Century International Growth Fund         129,942        1,034
      Twentieth Century Ultra Fund                        118,544        3,066
      Twentieth Century Select Fund                       139,150        5,066
      American Century Balanced Fund                      155,797        2,649
      Benham Premium Bond Fund                             91,224          891

   Other Investments:
      Isco, Inc. Common Stock Fund                         66,354          643

Investments at estimated fair value:
   Balcor Pension Investors II                                101           43
   Balcor Pension Investors III                               202           45
                                                                       -------
      Total Investments at Fair Value                                  $15,395
                                                                       =======

______________________________________________________________________________
During the years ended July 31, 1997 and 1996, the Plan's investments appreciated(depreciated) by $4,131,854 and $(523,908) respectively, as follows:

Net Realized and Unrealized Appreciation (Depreciation) in Fair Value
______________________________________________________________________________

                                                          Year Ended July 31,
                                                          -------------------
                                                           1997          1996
                                                           ----          ----
Investments at fair value as determined by
 quoted market price:
   Mutual Funds:
     Twentieth Century International Growth Fund         $  308         $  61
     Twentieth Century Ultra Fund                         1,348           (42)
     Twentieth Century Select Fund                        1,922          (406)
     American Century Balanced Fund                         399           (70)
     Benham Premium Bond Fund                                28            (8)
     American Century Value Fund                             81            --
     Twentieth Century Vista Fund                            78            --
     American Century Strategic Allocation: Conservative      4            --
     American Century Strategic Allocation: Moderate         17            --
     American Century Strategic Allocation: Aggressive       17            --

   Bank Collective Funds:
       Barclays Equity Index Fund                            50           --

   Other Investments:
       Isco, Inc. Common Stock Fund                         (99)         (55)

Investments at estimated fair value:
          Other                                             (21)          (4)
                                                         ------        -----
                                                         $4,132        $(524)
                                                         ======        =====

D. PLAN TERMINATION

Although the Company has not expressed any intent to terminate the Plan, it may do so at any time by giving 30 days notice to the Plan Committee, the Plan Administrator, and the Trustee. In the event of such termination, Plan assets would be valued and participants' accounts would be adjusted to reflect the allocation of net gains and losses of the underlying investments. At that time, participants' accounts would become fully vested and nonforfeitable.

E. FEDERAL INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated September 7, 1995, which states that the Plan, as amended June 17, 1994, meets the requirements of Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income tax under Section 501(a) of the Code. The Plan administrator believes that the Plan is in compliance with current regulations. Therefore, no provision for income taxes is provided in the financial statements of the Plan.

Plan income, participant pretax contributions, and employer contributions represent taxable income to the participating employees at the time of distribution.

F. FUND INFORMATION

Participant contributions, benefit payments, and dividends, interest and other income by fund are as follows for the years ended July 31, 1997 and
1996.
______________________________________________________________________________

                                                        1997            1996
                                                        ----            ----
Participant contributions:
     Benham Stable Value Government Fund               $  53            $ 68
     Twentieth Century International Growth Fund          80              87
     Twentieth Century Ultra Fund                        218             235
     Twentieth Century Select Fund                       181             206
     American Century Balanced Fund                      102             106
     American Century Value Fund                           9              --
     Twentieth Century Vista Fund                          7              --
     American Century Strategic Allocation: Conservative   1              --
     American Century Strategic Allocation: Moderate       2              --
     American Century Strategic Allocation: Aggressive     2              --
     Barclays Equity Index Fund                            5              --
     Isco, Inc. Common Stock Fund                         41              42
     Benham Premium Bond Fund                             28              30
                                                        ----            ----
            Total                                     $  729           $ 774
                                                      ======           =====

                                                        1997            1996
                                                        ----            ----

Benefits paid:
     Benham Stable Value Government Fund               $  68          $  128
     Twentieth Century International Growth Fund         141              53
     Twentieth Century Ultra Fund                        372             247
     Twentieth Century Select Fund                       331             237
     American Century Balanced Fund                      318             243
     Benham Premium Bond Fund                            144              21
     Isco, Inc. Common Stock Fund                         68              19
     Participant loans                                    81              27
                                                        ----            ----
            Total                                     $1,523          $  975
                                                      ======          ======

Dividends, interest, and other income:
     Benham Stable Value Government Fund               $  93           $  86
     Twentieth Century International Growth Fund         123               1
     Twentieth Century Ultra Fund                        187             145
     Twentieth Century Select Fund                       542             600
     American Century Balanced Fund                      276             226
     Benham Premium Bond Fund                             49              55
     American Century Value Fund                           2              --
     American Century Strategic Allocation: Conservative   1              --
     American Century Strategic Allocation: Moderate       2              --
     Isco, Inc. Common Stock Fund                         13              13
     Participant loans                                    41              42
                                                        ----            ----
       Total                                          $1,329          $1,168
                                                      ======          ======
______________________________________________________________________________

                          ISCO, INC. RETIREMENT PLU$ PLAN
                                     PN 001
                                 EIN #47-0461807
                (amounts in thousands, except per share/unit data)

            ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                  July 31, 1997

_________________________________________________________________________________________________________________________________
Column B                                                                        Column C             Column D          Column E
--------                                                                        --------             --------          --------
                                                                             Description of
                                                                          investment including
                                                                           collateral, rate of
                                                                          interest, maturity date,                      Current
Identity of issue, borrower, lessor or similar party                       par or maturity value        Cost              Value
---------------------------------------------------                       ------------------------   -----------       ---------

Money Market:
-------------
*Benham Stable Value Government Fund                                           1,819,342 shares         $1,819          $ 1,819
*Chase Manhattan Bank Pooled Investment                                           50,767 shares             51               51

Mutual Funds:
-------------
*Twentieth Century Select Fund                                                   129,518 shares          5,139            6,550
*American Century Balanced Fund                                                  135,438 shares          2,181            2,693
*Benham Premium Bond Fund                                                         69,283 shares            691              703
*Twentieth Century Ultra Fund                                                    134,306 shares          3,315            4,874
*Twentieth Century International Growth Fund                                     144,894 shares          1,114            1,459
*Twentieth Century Vista Fund                                                     25,255 shares            294              372
*American Century Value Fund                                                      73,929 shares            501              580
*American Century Strategic Allocation: Conservative                               9,340 shares             48               52
*American Century Strategic Allocation: Moderate                                  34,308 shares            187              204
*American Century Strategic Allocation: Aggressive                                19,795 shares            107              125

Bank Collective Funds:
----------------------
  Barclays Equity Index Fund                                                      13,590 Units             257              303

Other Investments:
------------------
*Isco, Inc. Common Stock Fund                                                     61,910 shares                             503
*Participant loans                                                            Interest rates ranging
                                                                               from 7.25% to 10.25%
                                                                               maturing August 1997
                                                                                 through June 2002          --              489
Balcor Pension Investors II                                                           101 units             61               14
Balcor Pension Investors III                                                          202 units             60               27
                                                                                                                         ------
*Party-in-interest                                                                                                      $20,818
                                                                                                                        =======

                          ISCO, INC. RETIREMENT PLU$ PLAN

                                     PN 001
                                EIN #47-0461807
           (amounts in thousands, except number of transactions data)

                ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                            SERIES OF TRANSACTIONS

                        FOR THE YEAR ENDED JULY 31, 1997

   Column A                Column B                Column C                Column D                Column E            Column F
------------------     --------------------      ------------           -------------            --------------        ---------
                                                                        Total Dollar
   Identity of                                    Number of               Value of               Total Dollar
 Party Involved        Description of Asset      Transactions             Purchases              Value of Sales        Net Gain
------------------     --------------------      ------------           -------------            --------------        --------
*Twentieth Century     Select Fund                    90                    $1,712                  $   --               $ --
*Twentieth Century     Select Fund                    68                        --                    2,150                106
*American Century      Balanced Fund                  64                       498                       --                 --
*American Century      Balanced Fund                  53                        --                      853                 97
*Twentieth Century     Ultra Fund                     99                     1,757                       --                 --
*Twentieth Century     Ultra Fund                     62                        --                    1,297                165
*Benham                Stable Value
                       Government Fund               107                     2,093                       --                 --
*Benham                Stable Value
                       Government Fund                51                        --                    2,220                 --

*Party-in-interest